EVERMORE FUNDS TRUST
FOURTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS AMENDMENT dated as of January 31, 2019, to the Fund Accounting Servicing Agreement (the “Agreement”) dated as of December 2, 2009, as amended is entered into by and between EVERMORE FUNDS TRUST, a Massachusetts trust (the "Trust") and U.S. BANCORP FUND SERVICES, LLC d/b/a. U. S. Bank Global Fund Services, a Wisconsin limited liability company ("Fund Services").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the fee schedule (Exhibit B) and the term of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees.

WHEREAS, Fund Services hereby confirms the fees of the Agreement, as specified in the attached Exhibit B, reflect a combined fund accounting, fund administration & portfolio compliance, and chief compliance officer services fee schedule (the “Combined Fee Schedule”) that will cover all services provided by Fund Services to the Trust pursuant to the Agreement and the fund accounting servicing agreement; and

WHEREAS, for the avoidance of doubt, Fund Services confirms the fees charged to the Funds under the Combined Fee Schedule will not be duplicated under any other servicing agreement between the Trust and Fund Services, on behalf of the Funds.

NOW, THEREFORE, the parties agree as follows:

1	Effective January 1, 2019, Amended Exhibit B of the Agreement is hereby superseded and replaced with Exhibit B attached hereto.
2	Section 15. Term of Agreement; Amendment is hereby superseded and replaced with the following:
Term of Agreement; Amendment
This Agreement shall become effective as of January 1, 2019 and will continue in effect for a period of three (3) years. Following the initial term, this Agreement shall automatically renew for successive one (1) year terms until terminated by either party upon giving 90 days prior written notice to the other party or such shorter period as is mutually agreed upon by the parties.  Notwithstanding the foregoing, this Agreement may be terminated by any party upon the breach of the other party of any material term of this Agreement if such breach is not cured within 15 days of notice of such breach to the breaching party.  This Agreement may not be amended or modified in any manner except by written agreement executed by USBFS and the Trust, and authorized or approved by the Board of Trustees.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

EVERMORE FUNDS TRUST	U.S. BANCORP FUND SERVICES, LLC
By: /s/ Eric LeGoff	By: /s/ Jeanine M. Bajczyk
Name: Eric LeGoff	Name: Jeanine M. Bajczyk
Title: CEO	Title: Sr. Vice President

Exhibit A- Fund Accounting Servicing Agreement – Evermore Funds Trust

Separate Series of Evermore Funds Trust

Name of Series	Date Added
Evermore Global Value Fund	December 31, 2009

Exhibit B - Fund Accounting Servicing Agreement – Evermore Funds Trust

Combined Fund Accounting and Fund Administration Fee Schedule (not duplicated under any other servicing agreement) effective January 1, 2019

Annual Fee Based Upon Average Net Assets Per Fund*

[   ] basis points on the first $[   ]
[   ] basis points on the next $[   ]
[   ] basis points on the balance
Minimum annual fee:  $[   ] per fund
▪ Additional fee of $[   ] for each additional class and $[   ] for a Controlled Foreign Corporation (CFC)
▪ Additional fee of $[   ] per manager/sub-advisor per fund

Services Included in Annual Fee per Fund
▪	Advisor Information Source – On-line access to portfolio management and compliance information.
▪	Daily Performance Reporting – Daily pre and post-tax fund and/or sub-advisor performance reporting.
▪	Core Tax Services – See Additional Services Fee Schedule

Additional Legal Administration Services

▪	Subsequent new fund launch – $[ ] per project
▪	Subsequent new share class launch – $[ ] per project
▪	Multi-managed funds – as negotiated based upon specific requirements
▪	Proxy – as negotiated based upon specific requirements

Pricing Services
▪	$[ ] - Domestic Equities, Options, ADRs
▪	$[ ] - Domestic Corporates, Convertibles, Governments, Agencies, Futures, Forwards, Currency Rates, Mortgage Backed ,Foreign Equities
▪	$[ ] – CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporates, Convertibles, Governments, Agencies, Asset Backed, High Yield
▪	$[ ] - Interest Rate Swaps,
▪	$[ ] - Bank Loans
▪	$[ ] - Credit Default Swaps
▪	$[ ] Fund per month- mutual fund pricing
▪	$[ ] per Month Manual Security Pricing (>10per day)
▪
Fair Value Services (Charged at the Complex Level)
▪	$[ ] per security on the First [ ] Securities
▪	$[ ] per security on the Balance of Securities

NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non- standard security type, such as CLOs and CDOs, which may result in additional fees.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred:
Fair Value Services, SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  Master/Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

Corporate Action Services
▪	$[ ] per Foreign Equity Security per Month

Factor Services (security paydown factor data)
▪	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Chief Compliance Officer Annual Fees Per service line) *
▪	$[ ] per year per fund complex

Third Party Administrative Data Charges (descriptive data for each security)
▪	$[ ] per security per month for fund administrative
Prices above are based on using U.S. Bancorp standard data pricing services and are subject to change.

SEC Modernization Requirements

Form N-PORT – $[   ] per year, per Fund
Form N-CEN – $[   ] per year, per Fund

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: postage, stationery, programming, special reports, third-party data provider costs (including Bloomberg, S&P, Moody’s, Morningstar GICS, MSCI, Lipper, etc.), proxies, insurance, EDGAR/XBRL filing, record retention, federal and state regulatory filing fees, expenses related to and including travel to and from Board of directors meetings, third party auditing and legal expenses, wash sales reporting (currently GainsKeeper), tax e-filing charges, PFIC monitoring and conversion expenses (if necessary).

Additional Services
Additional services not included above shall be mutually agreed upon at the time of the service being added.  U.S. Bank legal administration (e.g., annual legal administration and subsequent new fund launch), daily performance reporting, daily compliance testing, Section 18 compliance testing, Section 15(c) reporting, equity & fixed income attribution reporting, electronic Board book portal (BookMark), Master/Feeder Structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

*Subject to annual CPI increase – All Urban Consumers – U.S. City Average
Fees are calculated pro rata and billed monthly.

Daily Compliance Services
▪	Base fee – $[ ] per fund per year
▪	Setup – $[ ] per fund group
▪	Data Feed $[ ]/ security per month

Section 18 Compliance Testing
▪	$[ ] set up fee per fund complex
▪	$[ ] per fund per month

Section 15(c) Reporting
▪	$[ ] per fund per report – first class
▪	$[ ] per additional class report

Equity & Fixed Income Attribution Reporting
▪	Fees are dependent upon portfolio makeup, services required, and benchmark requirements.

Electronic Board Book Portal
•	USBFS will establish a unique client board URL and load/maintain all fund board book data for the main fund board meetings and meetings for up to two separate committees.
•	Up to 10 non-USBFS users including advisor, legal, audit, etc.
•	Complete application, data and user security- data encryption and password protected
•	On-line customized board materials preparation workflow
•	Includes web-based and local/off-line versions
•	Includes complete initial and ongoing user training
•	Includes 24/7/365 access via toll free number
•	Includes remote diagnostic for each user, including firewall and network issues
•	Triple server backup/ failover

Annual Fee
$[   ] / year (includes [   ] external users)
$[   ] / year per additional user
$[   ] implementation/ set up fee